Exhibit (p)(14)

CODE OF ETHICS

Version: June 2023

480-646-3504

3930 E. Ray Road ⧫ Suite 155, Phoenix AZ 85044

Table of Contents

Introduction and Overview	1
Statement of General Policy	1
Definitions	2
Standards of Business Conduct	2
Prohibition Against Insider Trading and Protection of Material Non-Public Information	3
Personal Securities Transactions	5
Personal Securities Trading and Reporting Requirements	5
Gifts and Entertainment	6
Political Contributions	7
Service as an Officer or Director	8
Conflicts of Interest	8
Records	9
Reporting Violations and Sanctions	9
Certification	10

i

Introduction and Overview

Brookwood Investment Group (“Brookwood”) or (“The Firm”) is registered as an Investment Advisor with the Securities and Exchange Commission to engage in investment advisory business and is bound by all applicable federal and state securities laws.

Brookwood upholds to the following principles:

We are fiduciaries. Our duty is at all times to place the interests of our Clients first. Relationships with Clients constitute the essence of its business. These relationships are predicated upon integrity, trust, and the maintenance of Client’s confidence. Brookwood and its employees commit to fairness and propriety in all its dealings, the avoidance and/or management of conflicts of interest, and timely, clear, and accurate communications.

Brookwood has adopted this Code of Ethics (“The Code”) to ensure that Brookwood and its Supervised Persons uphold and maintain a reputation for integrity and high ethical standards. It is essential not only that Brookwood and its employees comply with relevant federal and state securities laws, but also that we maintain high standards of personal and professional conduct. The Firm’s Code is designed to help ensure that we conduct our business consistent with these high standards.

Statement of General Policy

Brookwood and its Supervised Persons are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with this section involves more than acting with honesty and good faith alone. It means that Brookwood and its representatives have an affirmative duty of utmost good faith to act solely in the best interest of its clients.

These rules and standards govern, among other things, the confidentiality of Client information, the prohibition of insider trading, the personal securities holdings and transactions of Access Persons, the need for pre-approval of certain investments by Access Persons, procedures for the reporting of violations of the Code and the implementation of sanctions.

Brookwood expects every employee to demonstrate the highest standards of ethical conduct for continued association with Brookwood. Strict compliance with the provisions of the Code shall be considered a basic condition of association with Brookwood.

A material breach of any provision of the Code may constitute grounds for disciplinary action, including termination with Brookwood. The provisions of the Code are not all-inclusive. Rather, they are intended as a guide for Supervised Persons of Brookwood in their conduct. In those situations where a Supervised Person may be uncertain as to the intent or purpose of the Code, he/she is advised to consult with The Firm’s CCO.

Definitions

For the purposes of this Code, the following definitions shall apply:

“Supervised Person”, as defined at Section 202(a)(25) of the Advisers Act, means any directors, officers and partners of Brookwood (or other persons occupying a similar status or performing similar functions); employees of Brookwood; and any other person who provides advice on behalf of Brookwood and is subject to Brookwood supervision and control.

“Access Person” means any “Supervised Person” who has access to nonpublic information regarding any client’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, as that term is defined in Rule 204A-1(e)(9); or is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

“Account” means account of any Supervised Person and includes accounts of the Supervised Person’s immediate family members (any relative by blood or marriage living in the household), and any account in which he or she has a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which the Supervised Person has a beneficial interest or exercises investment discretion.

“Beneficial ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a) under the Securities Exchange Act of 1934 (the “Exchange Act”) in determining whether a person has beneficial ownership of a security for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder.

“Reportable security”, as defined by Rule 204A-1(e)(10), means any security that is included within the definition contained in Section 202(a) (18) of the Advisers Act, except the following: (i) direct obligations of the Government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements; (iii) shares issued by money market funds; (iv) shares of other types of open-end registered mutual funds, unless Brookwood or a control affiliate acts as the investment advisor or principal underwriter for the fund; and (v) shares issued by unit investment trusts if the unit investment trust is invested exclusively in mutual funds, unless Brookwood or a control affiliate acts as the investment advisor or principal underwriter for the fund.

Standards of Business Conduct

Brookwood places the highest priority on maintaining its reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in our firm and its representatives by our Clients is something we value and endeavor to protect. The following Standards of Business Conduct set forth policies and procedures to achieve these goals. This Code is intended to comply with the various provisions of the Advisers Act, Advisers Act rules and other federal and state securities laws and regulations, as defined by Rule 204A-1(e)(4).

Section 204(A) of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisors. Such policies and procedures are contained in this Code. The Code also contains policies and procedures with respect to personal securities transactions of all Access Persons, which covers transactions in any reportable security in which the Access Person is a beneficial owner, or in accounts over which the Access Person exercises control, including transactions by members of the Access Person’s immediate family.

Section 206 of the Advisers Act makes it unlawful for Brookwood and its representatives to employ any device, scheme or artifice to defraud any Client or prospective client, or to engage in fraudulent, deceptive or manipulative practices. This Code contains provisions that prohibit these and other enumerated activities. Such provisions have been designed to detect and prevent violations of the Code, the Advisers Act and Advisers Act rules.

Prohibition Against Insider Trading and Protection of Material Non-Public Information

Introduction

Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others, may expose Supervised Persons and Brookwood to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment. The SEC can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order permanently barring you from the securities industry. Finally, Supervised Persons and Brookwood may be sued by investors seeking to recover damages for insider trading violations.

The rules contained in this Code apply to securities trading and information handling by Supervised Persons of Brookwood and their immediate family members.

The law of insider trading is unsettled and continuously developing. An individual legitimately may be uncertain about the application of the rules contained in this Code in a particular circumstance. Often, a single question can avoid disciplinary action or complex legal problems. You must notify The CCO immediately if you have any reason to believe that a violation of this Code has occurred or is about to occur.

No Supervised Person may trade, either personally or on behalf of others (such as in investment funds and private accounts managed by Brookwood), while in the possession of material, nonpublic information, nor may any Supervised Person communicate material, nonpublic information to others in violation of the law.

What is Material Information?

Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company’s securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry.

For this reason, you should direct any questions about whether the information is material to The CCO. Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on pre-publication information about The Wall Street Journal’s “Heard on the Street” column.

You should also be aware of the SEC’s position that the term “material nonpublic information” relates not only to issuers but also to The Firm’s securities recommendations and Client securities holdings and transactions.

What is Nonpublic Information?

Information is “public” when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through a public filing with the SEC or some other government agency, the Dow Jones “tape” or The Wall Street Journal or some other publication of general circulation and after sufficient time has passed so that the information has been disseminated widely.

Identifying Inside Information

Before executing any trade for yourself or others, including investment funds or private accounts managed by Brookwood (“Client Accounts”), you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:

●	Report the information and proposed trade immediately to the CCO;

●	Do not purchase or sell securities on behalf of yourself or others, including investment funds or private accounts managed by The firm;

●	Do not communicate the information inside or outside The firm, other than to the CCO; and

●	After the CCO has reviewed the matter, CCO will determine whether the information is material and nonpublic and, if so, what action The firm will take.

You should consult with the CCO before taking any action. This degree of caution will protect you, our Clients, and The Firm.

Contacts with Public Companies or Investment Companies

Contacts with public companies or investment companies (as defined under the Investment Company Act of 1940) may represent an important part of our research efforts. The firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, a Supervised Person of Brookwood or other person subject to this Code becomes aware of material, nonpublic information. To protect yourself, your Clients and The Firm, you should contact The CCO immediately if you believe that you may have received material, nonpublic information.

Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in the possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Supervised Persons of Brookwood and others subject to this Code should exercise extreme caution any time they become aware of nonpublic information relating to a tender offer.

Restricted/Watch Lists

Although Brookwood does not typically receive confidential information from portfolio companies, it may, if it receives such information, take appropriate procedures to establish restricted or watch lists in certain securities.

The CCO may place certain securities on a “restricted list.” Supervised Persons are prohibited from personally, or on behalf of an advisory account, purchasing or selling securities during any period they are listed. Securities issued by companies about which a number of Supervised Persons are expected to regularly have material, nonpublic information should generally be placed on the restricted list. The CCO shall take steps to immediately inform all Supervised Persons of the securities listed on the restricted list.

The CCO may place certain securities on a “watch list.” Securities issued by companies about which a limited number of Supervised Persons possess material, nonpublic information should generally be placed on the watch list. The list will be disclosed only to The CCO and a limited number of other persons who are deemed necessary recipients of the list because of their roles in compliance.

Personal Securities Transactions

General Policy

Brookwood has adopted the following principles governing personal investment activities by The Firm’s Access Persons:

●	The interests of Client accounts will at all times be placed first;

●	All personal securities transactions will be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and

●	Access Persons must not take inappropriate advantage of their positions.

Pre-Clearance Required for Participation in IPOs

No Access Person may become a beneficial owner of any securities in an Initial Public Offering for his or her account without the prior written approval of the CCO, who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Access Person’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts.

Pre-Clearance Required for Private or Limited Offerings

No Access Person may become a beneficial owner of any securities in a limited offering or private placement without the prior written approval of the CCO, who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Access Person’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts.

Personal Securities Trading and Reporting Requirements

Every Access Person shall provide initial and annual holdings reports and quarterly transaction reports to the CCO, which must contain the information described below:

Initial Holdings Report

Every Access Person shall, no later than ten (10) days after becoming an Access Person, file an Initial Holdings Report containing the following information:

●	The title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each reportable security of which the person was a direct or indirect beneficial owner when the person becomes an Access Person;

●	The name and location of any broker, dealer or bank with which the person maintained an account in which any securities were held for the Access Person’s direct or indirect benefit; and

●	The date that the report is submitted. The information submitted must be current as of a date no more than forty-five (45) days before the person became an Access Person.

Annual Holdings Report

Every Access Person shall, no later than January 31st each year, file an Annual Holdings Report containing the same information required in the initial holdings report as described above. The information submitted must be current as of a date no more than forty-five (45) days before the annual report is submitted.

Quarterly Transaction Reports

Every Access Person must, no later than thirty (30) days after the end of each calendar quarter, file a quarterly transaction report containing the following information:

●	With respect to any transaction during the quarter in a reportable security in which the Access Person was a direct or indirect beneficial owner;

●	The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each reportable security;

●	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

●	The price of the reportable security at which the transaction was effected;

●	The name of the broker, dealer or bank with or through whom the transaction was effected; and

●	The date the report is submitted.

Exempt Transactions

An Access Person need not submit a report with respect to:

●	Transactions effected for, or securities held in any account over which the person has no direct or indirect influence or control; and

●	Transactions not relating to any reportable security.

Monitoring and Review of Personal Securities Transactions

The CCO will monitor and review all reports required under the Code for compliance with Brookwood policies regarding personal securities transactions and applicable SEC rules and regulations. The CCO may also initiate inquiries of Access Persons regarding personal securities trading. Access Persons are required to cooperate with such inquiries and any monitoring or review procedures employed by Brookwood. Any transactions for any accounts of the CCO/CEO will be reviewed and approved by the COO. The CCO shall at least annually identify all Access Persons who are required to file reports pursuant to the Code and will inform such persons of their reporting obligations.

Gifts and Entertainment

Brookwood has adopted this policy which states that all Supervised Persons are prohibited from giving or receiving gifts that may appear lavish or excessive, or are valued in excess of $300 annually to or from any Client, prospect, individual, or entity with whom Brookwood does, or is seeking to do business with. All Supervised Persons are prohibited from giving and receiving a cash payment or giving and receiving gifts to a person for soliciting or referring Clients or potential Clients without first obtaining preapproval from the CCO. The gift or entertainment may not give the appearance of being designed to influence the recipient. Additionally, the receipt of an occasional dinner, a ticket to a sporting event or the theater, or comparable entertainment shall be considered to be of de minimis value if the person or entity providing the entertainment is present.

Political Contributions

Rule 206(4)-5 under the Advisers Act curtails (the “Pay to Play Rules”) improper influence on government officials and entities when awarding contracts to a registered investment adviser to advise/manage public funds.

The Pay to Play Rules generally prohibit Brookwood, as an investment adviser, from providing advisory services for compensation to a government entity (including the investment by the government entity in any fund) for two years when Brookwood or certain supervised persons makes a contribution (as defined below) to certain state, local or federal government-elected officials or candidates where the office of such official or candidate is directly or indirectly responsible for or can influence (or has authority to appoint any person who is directly or indirectly responsible for or can influence) the hiring of Brookwood to manage the assets of the government entity. Government entities covered by the Pay to Play Rules include state, local or federal government pension plans, state university endowments and other state, local or federal government accounts.

The compensation prohibition would be triggered when a “contribution” to a government official or campaign is made by Brookwood or by certain supervised persons. Examples of “contributions” include, but may not be limited to: the donation of money (check, credit card or cash) for a political campaign or in-kind contributions such as the use of a personal residence or office location, staff or refreshments for a campaign event, payment to attend a political fund-raising event or anything else of value for the purpose of influencing an election.

In addition, Brookwood may be prohibited from receiving compensation from a government client for two years if either Brookwood or a supervised person engages in fundraising activities that include soliciting or coordinating (“bundling”) political contributions or payments to a state or local political party where, or to an official or candidate of a government entity to which, Brookwood is providing or seeking to provide advisory services. Supervised persons should be sensitive that fundraising may occur at a formal event organized and classified as a fundraiser or on an unplanned basis in an informal setting.

Pre-Clearance Requirements and Procedures

Brookwood and its supervised persons are required to obtain written pre-clearance from the CCO prior to Brookwood or the supervised person, the supervised person’s spouse, or any immediate family member:

●	Making any political contribution to a candidate for state, local or federal office, or an official of any state, local or federal government entity or subdivision thereof, or to a political action committee (“PAC”);

●	Engaging in fundraising or volunteer activities related to any state, local, federal political or governmental activities, or on behalf of an official of any state, local, federal government entity or subdivision thereof;

●	Making contributions to a political party or designated group to indirectly contribute to a government official or candidate otherwise prohibited by this policy; or

●	Soliciting or coordinating (“bundling”) from any person or PAC to make any contribution or payment (whether or not intended to influence an election or campaign) to a government official, candidate for government office, political party or PAC.

Each supervised person is required to pre-clear his or her (or spouse’s or any immediate family member’s) proposed political contributions described above, as well as fundraising, volunteering for, or otherwise engaging in any activity with respect to any of the above.

Prohibition on Indirect Contributions and Activities

Neither Brookwood nor any supervised person shall use any person or entity to circumvent or act as a “conduit” to make contributions, or coordinate any contributions, to an official or candidate. Supervised Persons may not be directly or indirectly reimbursed or otherwise compensated by the firm for any political contribution or activity prohibited by this policy and otherwise cannot do indirectly what they cannot do directly pursuant to this policy.

New Employees

New employees (and certain consultants deemed supervised persons by the CCO) will be required to complete a form to report political contributions made by them (and their spouses and immediate family members) over the previous two years. This information will be submitted to the CCO prior to hiring or engagement to ensure compliance with the Pay to Play Rule.

Third Party Solicitors

The federal Pay to Play Rule also prohibits Brookwood from providing or agreeing to provide, directly or indirectly, payment to any third party solicitor who, for a fee, solicits advisory business from any government client on behalf of the firm, unless the solicitor is a regulated person. A regulated person is a (i) registered broker-dealer, also subject to pay to play restrictions; (ii) registered investment adviser also subject to pay to play restrictions; or (iii) registered municipal adviser subject to the pay to play restrictions adopted by the Municipal Securities Rulemaking Board. The CCO should be consulted prior to engaging any solicitor to receive pre-clearance to engage such solicitor and to ensure that such solicitor meets the definition of a “Regulated Person” and has sufficient “pay to play” policies in effect. Each agreement with a solicitor prior to its execution must be reviewed and approved in writing by the CCO.

In certain limited circumstances, Brookwood may have a limited ability to cure the consequences of an inadvertent political contribution to an official for whom the supervised person making it is not entitled to vote, provided that the contributions, in the aggregate, do not exceed $350 to any one official, per election, if discovered within four months of the date of such contribution. Therefore, in order to catch any such inadvertent contribution, the CCO will require quarterly certification from supervised persons that political contributions and activities have been pre-approved and are recorded in compliance with the Pay to Play Policy.

Service as an Officer or Director

No Supervised Person shall serve as an officer or on the board of directors of any publicly or privately traded company without prior authorization by The Firm’s CCO, COO and CEO based upon a determination that any such board service or officer position would not conflict with the interests of Brookwood Clients. Where board service or an officer position is approved, Brookwood shall implement a “Chinese Wall” or other appropriate procedure, to isolate such person from making decisions relating to the company’s securities.

Conflicts of Interest

The Firm has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interest of its clients. A conflict of interest may arise if a person’s personal interest interferes, or appears to interfere, with the interests of the Firm or its clients. A conflict of interest can arise whenever a person takes action or has an interest that makes it difficult for him or her to perform his or her duties and responsibilities for the Firm honestly, objectively and effectively.

While it is impossible to describe all of the possible circumstances under which a conflict of interest may arise, listed below are situations that most likely could result in a conflict of interest and that are prohibited under this Code of Ethics:

●	Access persons may not favor the interest of one client over another client (e.g., larger accounts over smaller accounts, accounts compensated by performance-based fees over accounts not so compensated, accounts in which employees have made material personal investments, accounts of close friends or relatives of supervised persons). This kind of favoritism would constitute a breach of fiduciary duty;

●	Access persons are prohibited from using knowledge about pending or currently considered securities transactions for clients to profit personally, directly or indirectly, as a result of such transactions, including by purchasing or selling such securities.

Access persons are prohibited from recommending, implementing or considering any securities transaction for a client without having disclosed any material beneficial ownership, business or personal relationship, or other material interest in the issuer or its affiliates, to the CCO. If the CCO deems the disclosed interest to present a material conflict, the investment personnel may not participate in any decision-making process regarding the securities of that issuer.

Records

●	A copy of any Code adopted by the firm pursuant to Advisers Act Rule 204A-1 which is or has been in effect during the past five years;

●	A record of any violation of The Firm’s Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;

●	A record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, a Supervised Person, which shall be retained for five years after the individual ceases to be a Supervised Person of Brookwood;

●	A copy of each report made pursuant to Advisers Act Rule 204A-1, including any brokerage confirmations and account statements made in lieu of these reports;

●	A list of all persons who are, or within the preceding five years have been, Access Persons; and

●	A record of any decision and reasons supporting such decision to approve any Access Person’s investment in any IPO or limited offering within the past five years after the end of the fiscal year in which such approval was granted.

Reporting Violations and Sanctions

All Supervised Persons shall promptly report to The Firm’s CCO all apparent violations of the Code. Any retaliation for the reporting of a violation under this Code will constitute a violation of the Code.

The CCO shall promptly report to the COO all apparent material violations of the Code. When the CCO finds that a violation otherwise reportable to the COO could not be reasonably found to have resulted in a fraudulent, deceitful, or a manipulative practice in violation of Section 206 of the Advisers Act, he may, in his discretion, submit a written memorandum of such findings to a reporting file created for this purpose, in lieu of reporting the matter to the COO.

The CCO/CEO and the COO shall consider reports made under the Code and shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed. Possible sanctions may include reprimands, assessment of a monetary fine, suspension or termination.

Certification

Initial Certification

All Supervised Persons will be provided with a copy of the Code and must initially certify in writing to the CCO that they have:

●	Received a copy of the Code;

●	Read and understand all provisions of the Code;

●	greed to abide by the Code; and

●	with respect to Access Persons, reported all account holdings as required by the Code.

Acknowledgement of Amendments

All Supervised Persons shall receive any amendments to the Code and must certify to the CCO in writing that they have:

●	received a copy of the amendment;

●	read and understood the amendment; and

●	agreed to abide by the Code as amended.

Annual Certification

All Supervised Persons must annually certify in writing to the CCO that they have:

●	read and understood all provisions of the Code;

●	complied with all requirements of the Code; and

●	with respect to Access Persons, submitted all holdings and transaction reports as required by the Code.

Further Information

●	Supervised Persons should contact the CCO regarding any inquiries pertaining to the Code or the policies established herein.